Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of our report dated February 27, 2012, relating to the consolidated financial statements and financial statement schedules of Cincinnati Financial Corporation and subsidiaries and the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Cincinnati Financial Corporation for the year ended December 31, 2011.

No. 333-24817 (on Form S-8)

No. 333-103509 (on Form S-8)

No. 333-103511 (on Form S-8)

No. 333-121429 (on Form S-4)

No. 333-123471 (on Form S-4)

No. 333-126714 (on Form S-8), as amended

No. 333-155373 (on Form S-3), as amended

No. 333-178075 (on Form S-8)

No. 333-178080 (on Form S-3), as amended

/S/ Deloitte & Touche LLP

Cincinnati, Ohio

February 29, 2012